Exhibit 99.1

For Immediate Release

Crumbs Bake Shop, Inc. Announces Business Relationship with Starbucks Corporation

Largest Specialty Cupcake Chain in the US to Feature Starbucks® Coffee

(New York, New York) August 6, 2012: Crumbs Bake Shop, Inc. (NASDAQ: CRMB), the nation’s largest specialty cupcake retailer, today announced that it has entered into an agreement with Starbucks® Corporation to bring the full complement of Starbucks® brewed coffees, teas and espresso-based drinks to all Crumbs locations.

"Starbucks coffee is perfectly suited for Crumbs cupcakes," said Julian R. Geiger, President and CEO of Crumbs Bake Shop. "We believe that the availability of Starbucks drinks in our stores will greatly enhance the Crumbs experience for our customers and significantly increase our beverage business. As our beverage business increases, we also expect to see an increase in the demand for our baked goods," added Geiger.

This business relationship with Starbucks will make Crumbs the largest national retailer to be included in Starbucks’ We Proudly Serve program, which provides Starbucks® -branded beverages and other products to audiences outside of Starbucks’ company operated retail stores.

“We are thrilled to have the opportunity to serve our coffee and espresso beverages with Crumbs gourmet cupcakes,” said Doug Satzman, Vice President, Branded Solutions for Starbucks. “Can you imagine pairing their Dark Chocolate Signature with a shot of our fresh espresso?”

“We appreciate Starbucks confidence in Crumbs and look forward to a long and mutually beneficial relationship,” said Geiger.

Starbucks® beverages will first be made available at all Crumbs stores in the New York area beginning in September, and will then be rolled out to all other Crumbs locations.

For more information please visit crumbs.com.

About Crumbs Bake Shop, Inc.

The first Crumbs bake shop opened in March 2003 on the Upper West Side of Manhattan. Crumbs is well known for its innovative and oversized gourmet cupcakes. Crumbs currently has 51 locations, including 33 locations in the New York Metro area, six locations on the West Coast, five locations in Washington, D.C., one location in Virginia, five locations in Chicago, Illinois and one location in Boston, Massachusetts.

Investor Relations Contact for Crumbs:

Tom Ryan/Raphael Gross of ICR

IR@crumbs.com / 646-545-4702

Media Relations Contact for Crumbs:

Quinn Solomon of Crumbs

Qsolomon@crumbs.com / 212-221-7105

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not represent historical facts, but are statements about management’s beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives. These statements are evidenced by terms such as “anticipate”, “estimate”, “should”, “expect”, “believe”, “intend”, and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports that Crumbs Bake Shops, Inc. files with the Securities and Exchange Commission entitled “Risk Factors”.